Exhibit 99.1

FOR IMMEDIATE RELEASE

UNIMIN AND FAIRMOUNT SANTROL RECEIVE FINAL APPROVALS NECESSARY TO COMPLETE MERGER AND CREATE COVIA

CHESTERLAND, Ohio, and NEW CANAAN, Connecticut, May 25, 2018 – Fairmount Santrol (NYSE:FMSA) and Unimin Corporation (“Unimin”) today announced that they have received the regulatory approvals required to complete their announced merger, including approval from the Mexican Federal Economic Competition Commission (COFECE). The companies are also pleased to announce the approval by a majority of Fairmount Santrol shareholders at the special shareholder meeting held May 25, 2018.

At the time of close, which is expected to be June 1, 2018, the combined company will be named Covia Holdings Corporation (“Covia”) and will begin trading on the New York Stock Exchange under the ticker symbol “CVIA”.

Jenniffer Deckard, President and Chief Executive Officer of Fairmount Santrol, who will serve as President and Chief Executive Officer of Covia upon close, said, “Covia will bring together the strengths of both companies to create an industry leader in mineral and material solutions for the Energy and Industrial markets. Covia will be strongly positioned to serve customers’ needs through our broad array of high-quality products, distinctive technical capabilities, and the industry’s most comprehensive production and distribution network. We believe these competitive advantages will enable us to achieve our targeted synergy goals while creating greater value for all of our stakeholders.” Deckard added, “We are very proud of the people at both legacy companies and would like to thank everyone for all they have done to help us achieve our goal of creating an industry leader. We have a very talented team and I look forward to what we will accomplish together at Covia.”

The merger is expected to be partially financed with a seven-year $1.65 billion Senior Secured Term Loan (“Term Loan”) and a five-year $200 million Senior Secured Revolving Credit Facility (“Revolving Credit Facility”) committed to, and subsequently syndicated by, Barclays and BNP Paribas. The Term Loan and Revolving Credit Facility is expected to initially bear interest at a rate of Libor +3.75% and Libor +3.50%, respectively. The interest rate on both the Term Loan and Revolving Credit Facility will be tied to an interest rate grid based on Covia’s leverage ratio. The Term Loan and Revolving Credit Facility will close and fund in conjunction with the merger transaction.

About Fairmount Santrol

Fairmount Santrol is a leading provider of high-performance sand and sand-based products used by oil and gas exploration and production companies to enhance the productivity of their wells. Fairmount Santrol also provides high-quality products, strong technical leadership and applications knowledge to end users in the foundry, building products, water filtration, glass, and sports and recreation markets. Its expansive logistics capabilities include a wide-ranging network of distribution terminals and railcars that allow Fairmount Santrol to effectively serve customers wherever they operate. As one of the nation’s longest continuously operating mining organizations, Fairmount Santrol has developed a strong commitment to all three pillars of sustainable development, People, Planet and Prosperity. Correspondingly, Fairmount Santrol’s motto and action orientation is: “Do Good. Do Well.” For more information, visit FairmountSantrol.com.

About Unimin Corporation

Unimin is an application-focused minerals company providing materials solutions to its customers drawing from a diversified product portfolio and the worldwide production capabilities of Sibelco, its privately held parent organization. Unimin is one of the largest producers of quartz proppants for oil and natural gas stimulation and recovery and is a leading supplier of multi-mineral product offerings to industrial customers in glass, construction, ceramics, coatings, polymers and foundry markets.

Unimin operates a portfolio of strategically located and long life assets with 31 mining facilities with reserves (including one facility currently under construction) and nine processing facilities (one of which is inactive) that span the United States, Mexico and Canada and serve a variety of energy and industrial customers. Unimin’s broad portfolio of minerals including silica sand, feldspar, nepheline syenite, lime, clays (incl. kaolin), calcium carbonate and olivine allows Unimin to offer a multi-mineral product mix to its industrial customers. Unimin has built long-standing relationships with its key customers and has a broad customer base comprised of S&P 500 and blue chip customers. Unimin operates an extensive logistics and distribution network with access to five Class 1 railroads, a large number of in-basin oil and gas operating terminals and strong unit-train capabilities.

Forward-Looking Statements

This press release contains statements which, to the extent they are not statements of historical or present fact, constitute “forward-looking” statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. All forward-looking statements involve risks and uncertainties that may cause actual results to differ materially from those expressed or implied in the forward-looking statements. Important factors that could cause actual results to differ materially from those anticipated or implied in forward looking statements are described in Unimin’s registration statement on Form S-4, as amended (File No. 333-224228), Fairmount Santrol’s Form 10-K under the heading “Cautionary Statement Regarding Forward-Looking Information”, as well as the information included in Fairmount Santrol’s Current Reports on Form 8-K and other factors that are set forth in management’s discussion and analysis of Fairmount Santrol’s most recently filed reports with the SEC. Additional important factors that could cause actual results to differ materially from those indicated by forward-looking statements include risks and uncertainties relating to: the merger not being timely completed, if completed at all; if the merger is completed, the impact of any undertakings required by the parties in order to obtain regulatory approvals; prior to the completion of the merger, Fairmount Santrol’s and/or Unimin’s respective businesses experiencing disruptions due to transaction-related uncertainty or other factors making it more difficult to maintain relationships with employees, business partners or governmental entities; the industry may be subject to future regulatory or legislative actions that could adversely affect Fairmount Santrol’s and/or Unimin’s respective businesses; and the parties being unable to successfully implement integration strategies. While Fairmount Santrol and/or Unimin may elect to update forward-looking statements at some point in the future, Fairmount Santrol and Unimin specifically disclaim any obligation to do so, even if estimates change and, therefore, you should not rely on these forward-looking statements as representing our views as of any date subsequent to today.

Fairmount Santrol:

Indrani Egleston

+1 440-214-3219

Indrani.Egleston@fairmountsantrol.com

Matthew Schlarb

+1 440-214-3284

Matthew.Schlarb@fairmountsantrol.com

Unimin:

Jennifer Fox

+1 203-442-2287

jfox@unimin.com